CLIENT FIRST. INTEGRITY. INDEPENDENCE. CONSERVATISM. 2018 THIRD QUARTER

Dear Fellow Shareholders,

Raymond James generated record quarterly net revenues of $1.84 billion and net income of $232.3 million, or $1.55 per diluted share, for the fiscal third quarter ended June 30, 2018. Quarterly net revenues increased 13% over the prior year's fiscal third quarter, lifted by growth of Private Client Group assets in fee-based accounts, strong investment banking revenues, higher net loans at Raymond James Bank, and higher short-term interest rates, which benefited both net interest income and fees earned on balances in the Raymond James Bank Deposit Program (RJBDP). Quarterly net income improved a substantial 27% over the prior year's fiscal third quarter, helped by higher revenues and a lower corporate tax rate, but declined 4% sequentially due to elevated business development and other expenses during the quarter. The increase in business development expenses reflected the timing of conferences for financial advisors as well as significant recruiting and onboarding-related expenses during the quarter. The increase in other expenses was largely attributable to legal and regulatory reserves. For the first nine months of fiscal 2018, record net revenues of $5.38 billion increased 15% and record net income of $593.9 million increased 34% over the first nine months of fiscal 2017.

The Private Client Group (PCG), Asset Management and Raymond James Bank segments generated record quarterly net revenues, and the Asset Management segment and Raymond James Bank generated record quarterly pre-tax income during the quarter. PCG's quarterly net revenues of $1.28 billion improved 13% over the prior year's fiscal third quarter and 1% over the preceding quarter. Quarterly pre-tax income of $132.3 million increased 3% over the prior year's fiscal third quarter and declined 16% from the preceding quarter. PCG's record quarterly net revenues were largely attributable to growth of assets in fee-based accounts, which represented 48% of the segment's total client assets under administration. Results also were aided by increased fees earned on balances in the RJBDP, as higher short-term interest rates more than offset the decline in balances that was largely due to a shift to other investments. The sequential decline in PCG's pre-tax income was primarily driven by the aforementioned increases in business development and other expenses. Financial advisor retention and recruiting continue to be strong across all of our affiliation options.

The Capital Markets segment generated quarterly net revenues of $241.7 million, which declined 7% compared to the prior year's fiscal third quarter but increased 5% compared to the preceding quarter. The segment's pre-tax income of $21.8 million declined 37% compared to the prior year's fiscal third quarter but increased 34% over the preceding quarter. The sequential improvement in the segment's revenues and pre-tax income was predominantly driven by M&A revenues of $84.7 million, which improved 35% over the prior year's fiscal third quarter and 17% over the preceding quarter. The year-over-year declines in the segment's revenues and pre-tax income were largely attributable to an extremely challenging market environment for fixed income, which caused institutional fixed income commissions and trading profits to decline during the quarter. While the M&A pipeline remains robust, we expect continued headwinds for fixed income given the flattening yield curve and low interest rate volatility.

The Asset Management segment produced record quarterly net revenues of $168.2 million, up 34% over the prior year's fiscal third quarter and 3% over the preceding quarter. Record quarterly pre-tax income of $58.3 million improved 35% compared to the prior year's fiscal third quarter and 4% from the preceding quarter. Financial assets under management ended June at a quarter-end record of $135.5 billion, which was up 49% over last year's June and 2% over the preceding quarter. Results were helped by the growth of financial assets under management, which reflected equity market appreciation, net inflows, and the addition of $27 billion of assets from the Scout and Reams acquisition in November 2017.

Raymond James Bank generated record quarterly net revenues of $187.8 million and record pre-tax income of $129.2 million. The bank's results were lifted by broad-based loan growth and expansion of its net interest margin (NIM) resulting from increases in short-term interest rates and a higher-yielding asset mix as cash balances were deployed into loans and securities. The bank's NIM increased to 3.30% for the quarter, up 16 basis points over the prior year's fiscal third quarter. Net loans at Raymond James Bank ended the quarter at a record $19.0 billion, which was up 14% over last year's June and 5% over the preceding quarter, reflecting broad-based growth across all major loan categories. The bank's credit metrics continue to improve with criticized loans as a percent of total loans of 1.24% declining from 1.61% at June 2017 and 1.30% at March 2018.

We announced several key senior leadership changes including naming current Raymond James Financial Services (RJFS) President Scott Curtis as head of our Private Client Group, and naming current Raymond James & Associates (RJA) president Tash Elwyn as president and CEO of the RJA broker/dealer, following the April announcement of COO Dennis Zank's retirement. RJFS National Director Jodi Perry is now president of RJFS's Independent Contractors Division. I want to thank Dennis for 40 years of service and the invaluable contributions he has made throughout the organization, not the least of which was developing the next generation of leaders such as Scott and Tash. As evidenced with these changes, we have excellent successors identified across the organization to facilitate our firm's long-term success and, most importantly, to sustain and strengthen our unique client-focused culture.

We also earned several notable awards, recognitions and accolades during the fiscal third quarter. Raymond James moved up 38 spots – from 469 to 431 – on the FORTUNE 500 list. We also ranked 58th on Forbes' list of America's Best Employers.

In PCG, three advisors with Alex. Brown, a division of Raymond James, were named to the Barron's list of Top 100 Financial Advisors. In May 2018, Raymond James was named a finalist in Wealth Management's Industry Awards for the firm's Advisor Mastery Program as well as its Longevity Planning initiative. Also in May, seven Raymond James-affiliated managers were named to Bank Investment Consultant's list of the Top 25 Program Managers, and eight Raymond James-affiliated advisors were named to Forbes' list of America's Top Women Wealth Advisors. In June, four professionals affiliated with Raymond James were named to InvestmentNews' annual 40 Under 40 list and three Raymond James-affiliated advisors were named to the Barron's list of Top 100 Women Financial Advisors.

Raymond James Investment Banking was recognized with five International Deal of the Year awards from The M&A Advisor for its role in four advisory transactions. The Investment Banking group was also recognized with two Deal of the Year awards at The M&A Advisor annual Turnaround Awards: "Professional Services (B-To-B) Deal of the Year" and "Restructuring Community Impact Deal of the Year."

In summary, we are pleased with our record results during the first nine months of the fiscal year, and are entering the fourth quarter of the fiscal year with several tailwinds, including records for the number of PCG financial advisors of 7,719, client assets under administration of $754.3 billion, financial assets under management of $135.5 billion and net loans at Raymond James Bank of $19.0 billion.

We are well-prepared for changing market environments, as evidenced by our strong capital ratios and liquidity position. We continue to evaluate a number of ways to deploy our growing capital. Our primary focus is to continue investing in growth across all of our businesses, which is reflected in our best-in-class financial advisor recruiting results and the significant investments we have made to expand and strengthen our businesses both organically and through selective acquisitions. In May, our Board of Directors increased the quarterly dividend 20% to $0.30 per share and increased our securities repurchase authorization to $250 million, which we intend to use primarily to help offset compensation-related dilution going forward. Consistent with our longstanding approach, we remain disciplined and opportunistic with any additional share repurchases.

We are confident that our long-term focus will continue to produce superior returns for clients, advisors, associates and shareholders.

Sincerely,

Paul C. Reilly
Chairman, CEO
August 28, 2018

Certain statements made in this letter may constitute "forward-looking statements" under the Private Securities Litigation Reform Act of 1995. Forward-looking statements include information concerning future strategic objectives, business prospects, anticipated savings, financial results (including expenses, earnings, liquidity, cash flow and capital expenditures), industry or market conditions, demand for and pricing of our products, acquisitions and divestitures, anticipated results of litigation and regulatory developments or general economic conditions. In addition, words such as "expects," and future or conditional verbs such as "will" and "should," as well as any other statement that necessarily depends on future events, are intended to identify forward-looking statements. Forward-looking statements are not guarantees, and they involve risks, uncertainties and assumptions. Although we make such statements based on assumptions that we believe to be reasonable, there can be no assurance that actual results will not differ materially from those expressed in the forward-looking statements. We caution investors not to rely unduly on any forward-looking statements and urge you to carefully consider the risks described in our filings with the Securities and Exchange Commission (the "SEC") from time to time, including our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q, which are available at www.raymondjames.com and the SEC's website at www.sec.gov. We expressly disclaim any obligation to update any forward-looking statement in the event it later turns out to be inaccurate, whether as a result of new information, future events, or otherwise.

RAYMOND JAMES FINANCIAL THIRD QUARTER REPORT 2018 CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited – in 000s) June 30, 2018 September 30, 2017 Assets: Cash and cash equivalents $3,179,751 $3,669,672 Assets segregated pursuant to regulations and other 2,687,365 3,476,085 segregated assets Securities purchased under 343,052 404,462 agreements to resell Financial Instruments owned, 3,935,422 3,491,079 at fair value Receivables 4,901,051 4,699,152 Bank loans, net 18,987,806 17,006,795 Property & equipment, net 471,603 437,374 Other assets 1,858,059 1,698,837 Total assets $36,364,109 $34,883,456 Liabilities and equity: Bank deposits 19,478,561 17,732,362 Securities sold under 115,464 220,942 agreements to repurchase Financial instruments sold but $551,106 578,413 not yet purchased, at fair value Other payables 7,519,108 7,595,537 Other borrowings 900,326 1,514,012 Senior notes payable 1,549,493 1,548,839 Total liabilities $30,114,058 $29,190,105 Total equity attributable to 6,157,363 5,581,713 Raymond James Financial, Inc. Noncontrolling interests 92,688 111,638 Total equity $6,250,051 $5,693,351 Total liabilities and equity $36,364,109 $34,883,456 Providing the information you need is important to us. Please take a moment to complete our brief survey at tinyurl.com/rjshareholder.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited – in 000s, except per share amounts)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Nine Months Ended June 30, 2018	Nine Months Ended June 30, 2017
Revenues:				
Securities commissions and fees	$ 1,115,465	$ 1,017,908	$ 3,336,311	$ 2,994,405
Investment banking	115,069	104,191	285,786	267,993
Investment advisory and related administrative fees	153,627	117,378	447,083	335,901
Interest income	271,342	204,224	751,917	579,550
Account and service fees	201,264	174,084	577,056	485,856
Net trading profit	11,371	23,404	45,278	59,770
Other	22,764	21,918	70,297	68,714
Total revenues	**1,890,902**	**1,663,107**	**5,513,728**	**4,792,189**
Interest expense	(54,307)	(38,560)	(138,340)	(111,203)
Net revenues	**1,836,595**	**1,624,547**	**5,375,388**	**4,680,986**
Non-interest expenses:				
Compensation, commissions and benefits	1,207,512	1,082,382	3,556,927	3,124,563
Communications and information processing	91,651	77,819	272,067	226,047
Occupancy and equipment costs	49,503	46,507	149,018	140,057
Business development	56,944	39,305	133,543	116,186
Investment sub-advisory fees	23,028	20,133	68,470	57,206
Bank loan loss provision	5,226	6,209	13,791	13,097
Acquisition-related expenses	–	3,366	3,927	17,118
Losses on extinguishment of debt	–	–	–	8,282
Other	84,689	71,885	216,830	332,671
Total non-interest expenses	**1,518,553**	**1,347,606**	**4,414,573**	**4,035,227**
Income including noncontrolling interests and before provision for income taxes	318,042	276,941	960,815	645,759
Provision for income taxes	85,800	91,590	366,725	204,160
Net income including noncontrolling interests	232,242	185,351	594,090	441,599
Net income/(loss) attributable to noncontrolling interests	(16)	1,927	143	(1,147)
Net income attributable to Raymond James Financial, Inc.	**$ 232,258**	**$ 183,424**	**$ 593,947**	**$ 442,746**
Earnings per common share – diluted	**$ 1.55**	**$ 1.24**	**$ 3.99**	**$ 3.02**
Weighted-average common and common equivalent shares outstanding – diluted	**149,447**	**147,103**	**148,787**	**146,347**

CONSOLIDATED RESULTS BY SEGMENT (unaudited – in 000s)

	Three Months Ended June 30, 2018	Three Months Ended June 30, 2017	Nine Months Ended June 30, 2018	Nine Months Ended June 30, 2017
Net revenues:				
Private Client Group	$ 1,279,120	$ 1,127,285	$ 3,783,986	$ 3,252,551
Capital Markets	241,686	258,909	688,967	748,096
Asset Management	168,155	125,664	481,940	356,226
RJ Bank	187,820	150,487	531,743	429,873
Other [1]	(2,235)	(7,251)	(3,323)	(24,912)
Intersegment eliminations	(37,951)	(30,547)	(107,925)	(80,848)
Total net revenues	**$ 1,836,595**	**$ 1,624,547**	**$ 5,375,388**	**$ 4,680,986**
Pre-tax income/(loss) (excluding noncontrolling interests):				
Private Client Group	$ 132,274	$ 127,951	$ 444,923	$ 230,681
Capital Markets	21,787	34,607	42,797	97,302
Asset Management	58,272	43,270	171,537	122,976
RJ Bank	129,154	99,990	361,395	296,022
Other [1]	(23,429)	(30,804)	(59,980)	(100,075)
Pre-tax income (excluding noncontrolling interests)	**$ 318,058**	**$ 275,014**	**$ 960,672**	**$ 646,906**

(1) The Other segment includes the results of our private equity activities, as well as certain corporate overhead costs of Raymond James Financial, Inc., including the interest costs on our public debt, losses on extinguishment of debt and the acquisition and integration costs associated with certain acquisitions.

corporate profile Raymond James Financial, Inc. (NYSE: RJF) is a leading diversified financial services company providing private client group, capital markets, asset management, banking and other services to individuals, corporations and municipalities. The company has approximately 7,700 financial advisors in 3,000 locations throughout the United States, Canada and overseas. Total client assets are $754 billion. Public since 1983, the firm is listed on the New York Stock Exchange under the symbol RJF. Additional information is available at www.raymondjames.com. Stock Traded: NEW YORK STOCK EXCHANGE Stock Symbol: RJF International Headquarters: The Raymond James Financial Center 880 Carillon Parkway // St. Petersburg, FL 33716 800.248.8863 // raymondjames.com © 2018 Raymond James Financial Raymond James® is a registered trademark of Raymond James Financial, Inc. 18-Fin-Rep-0075 KM 9/18